                                                                      EXHIBIT 11

                        METRO INFORMATION SERVICES, INC.
     COMPUTATION OF EARNINGS PER SHARE AND PRO FORMA EARNINGS PER SHARE (1)
              FOR THE YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997

SHARES (2)                                                      1995        1996          1997
---------------------------------------------------------   ------------ ------------  ------------

Average outstanding during the year (3)...................   12,111,275    12,187,851     14,610,888

Add: Incremental shares related to stock issued within
  the year preceding the Company's initial public offering
  under the treasury stock method using the offering price
  of $16 per share (4)....................................      282,362       302,220             --

Add: The number of shares obtained by dividing the amount
  by which the distributions during the period exceeded
  earnings for the period, by the offering price of
  $16 per share (5).......................................      362,152       271,614             --
                                                             ----------    ----------    -----------

Number of shares on which published basic earnings per
  share is based..........................................   12,755,789    12,761,685     14,610,888

Add: Incremental shares from assumed exercise of stock
  options.................................................           --            --         51,369
                                                            -----------    ----------    -----------

Number of shares on which published diluted earnings per
  share is based..........................................   12,755,789    12,761,685     14,662,257
                                                            -----------    ----------    -----------
                                                            -----------    ----------    -----------

EARNINGS

Pro forma net income applicable to common shareholders....  $ 3,000,166   $ 5,304,709
                                                            -----------   -----------
                                                            -----------   -----------
Pro forma earnings per share -- basic and diluted.........  $      0.24   $      0.42
                                                            -----------   -----------
                                                            -----------   -----------

Net income applicable to common shareholders..............                               $ 9,627,247
                                                                                         -----------
                                                                                         -----------

Earnings per share -- basic and diluted...................                               $      0.66
                                                                                         -----------
                                                                                         -----------

------------------------

(1) There is no difference between basic and diluted earnings per share. Therefore, basic and diluted earnings per share are presented on one line.

(2) All share amounts give effect to the 3,507.2952 for one stock split effected in the form of a stock dividend before the Company's January 29, 1997 initial public offering.

(3) Average shares outstanding for 1997 are calculated based on 12,500,000 shares outstanding for the first month of the year, 14,800,000 through September 29, 1997, 14,810,000 through December 30, 1997 and 14,819,984 outstanding for the last day of the year.

(4) Gives effect to 312,149 shares issued May 1, 1996, as if they were outstanding for all periods, using the treasury stock method.

(5) Includes $9,000,000 of S corporation earnings distributed before the completion of the Company's initial public offering.

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